Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unisys Corporation:

We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Unisys Corporation and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of income, comprehensive income, deficit and cash flows for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K incorporated herein by reference.

We also consent to the use of our report dated June 26, 2015, with respect to the statements of net assets available for benefits of the Unisys Corporation Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) – December 31, 2014 which report appears in the December 31, 2014 annual report on Form 11-K of the Unisys Corporation Savings Plan, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 29, 2016